Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-2614959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Wall Street New York, New York	10286
(Address of Principal Executive Offices)	(Zip code)

The Bank of New York Mellon Corporation Long-Term Incentive Plan

The Bank of New York Mellon Corporation 401(k) Savings Plan

(Full title of the plan)

Craig T. Beazer, Esq.

Chief Securities Counsel

The Bank of New York Mellon Corporation

One Wall Street

New York, New York 10286

Telephone: (212) 495-1784

(Name, address and telephone number, including area code, of agent for service)

Copies of communications to:

Jeffrey G. Aromatorio, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2716

Telephone: (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee[2]
Common Stock, par value $0.01 per share	30,000,000[3]	$38.36	$1,150,800,000	$148,223.04
Common Stock, par value $0.01 per share	10,000,000[4]	$38.36	$383,600,000	$49,407.68

[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, $0.01 par value (the “Common Stock”). In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to The Bank of New York Mellon Corporation 401(k) Savings Plan (the “401(k) Plan”).
[2]	Estimated pursuant to Rules 457(c) and 457(h) of the 1933 Act solely for the purpose of calculating the registration fee, and based upon the $38.36 per share average of the high and low sales price of the Common Stock on the New York Stock Exchange on August 12, 2014.
[3]	Represents shares of Common Stock issuable under The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “LTIP”), which are in addition to shares of Common Stock previously registered in connection with the LTIP on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 18, 2008 (Registration No. 333-150323) and May 19, 2011 (Registration No. 333-174342).
[4]	Represents shares of Common Stock issuable under the 401(k) Plan, which are in addition to shares of Common Stock previously registered in connection with the 401(k) Plan, including its predecessors, on registration statements on Form S-8 filed with the Commission on June 29, 2007 (Registration No. 333-144216) and December 17, 2010 (Registration No. 333-171258).

EXPLANATORY NOTE

The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “LTIP”) was amended and restated on February 24, 2014 by approval of the Board of Directors of The Bank of New York Mellon Corporation (the “Company”). As amended and restated, the LTIP was approved by stockholders of the Company on April 8, 2014. This Registration Statement on Form S-8 is being filed for the purpose of registering 30,000,000 shares of common stock, $0.01 par value (the “Common Stock”) to be issued pursuant to the LTIP. In addition, this Registration Statement on Form S-8 is being filed for the purpose of registering 10,000,000 shares of Common Stock to be issued pursuant to The Bank of New York Mellon Corporation 401(k) Savings Plan (the “401(k) Plan”).

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8 in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission’s rules):

(a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above;

(c) The description of the Company’s common stock, par value $0.01 per share, contained in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 of The Bank of New York Mellon Corporation (Registration No. 333-140863) as filed with the Commission on February 23, 2007, and amended by Amendment No. 1 on April 2, 2007 and Amendment No. 2 on April 17, 2007, as that description may be updated from time to time; and

(d) Annual Report on Form 11-K of the 401(k) Plan for the fiscal year ended December 31, 2013 (File No. 001-35651).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act (other than documents or information deemed to have been furnished and not filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission for further information about its public reference room at 1-800-732-0330. Such material is also available at the Commission’s website at http://www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Restated Certificate of Incorporation (Article Eighth) of the Company, provides that the Company will indemnify its officers and directors, and any other person who served in such role for other entities at the request of the Company (“Covered Person”), to the fullest extent permitted by law, against all expenses, judgments, fines and settlement amounts incurred by such person in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer or director of the Company or such other entity. The Company will indemnify Covered Persons in connection with a proceeding commenced or brought by that person only if the commencement or bringing of the proceeding was authorized by the Company’s Board of Directors. The Company will, to the fullest extent permitted by the DGCL, pay the expenses (including attorneys’ fees) of any Covered Person in defending a proceeding (other than a proceeding commenced or brought by the person without the specific authorization of the Company’s Board of Directors), provided that, to the extent required by the DGCL, advancement of expenses will only be made if such person provides an undertaking to repay all amounts advanced if it is determined that he or she is not entitled to indemnification.

The Company may purchase and maintain insurance to protect itself and any Covered Person against liability or expense asserted or incurred by such Covered Person in connection with any proceeding, whether or not the Company would have the power to indemnify such Covered Person against such liability or expense by law or under the indemnification provisions in the Company’s Restated Certificate of Incorporation.

The Company is authorized to enter into contracts with any director or officer, or, as authorized by the Board of Directors, any other employee or agent of the Company in furtherance of the provisions of Article Eighth of the Company’s Restated Certificate of Incorporation and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Article Eighth of the Company’s Restated Certificate of Incorporation.

With respect to advancement of expenses, the DGCL provides that the Company may advance expenses upon the receipt of an undertaking as described above, on such terms and conditions as it deems appropriate.

The Company has entered into indemnification agreements with each of its executive officers and directors, providing that it will indemnify such executive officers and directors to the fullest extent permitted by law against all judgments, awards, fines, Employee Retirement Income Security Act (“ERISA”) excise taxes, penalties, amounts paid in settlement, liabilities and losses and pay the expenses (including attorneys’ fees) of the executive officer or director if such executive officer or director is involved in any manner (including, without limitation, as a party or a witness) in any civil, criminal, administrative or investigative action, suit, proceeding or procedure by reason of the fact of the executive officer or director’s position at the Company.

The Company also has a policy which indemnifies all employees (including executive officers) and directors of the Company and its affiliates, to the fullest extent permitted by law against all judgments, awards, fines, ERISA excise taxes, penalties, amounts paid in settlement, liabilities and losses and pays the expenses (including attorneys’ fees) of the employee or director if such employee or director is involved in any manner (including, without limitation, as a party or a witness) in any civil, criminal, administrative or investigative action, suit, proceeding or procedure by reason of the fact of the employee or director’s position at the Company or a Company affiliate.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of the Registration Statement:

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of The Bank of New York Mellon Corporation (the “Company”), incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 2, 2007 (File No. 000-52710).

4.2	Amended and Restated By-Laws of the Company, as amended and restated on July 10, 2007 and subsequently amended on April 14, 2009, August 11, 2009, February 9, 2010, July 2, 2010, October 12, 2010 and October 8, 2013, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 8, 2013 (File No. 001-35651).

4.3	The Bank of New York Mellon Corporation Long-Term Incentive Plan, incorporated herein by reference to Exhibit A of the Company’s definitive proxy statement on Schedule 14A filed March 7, 2014 (File No. 001-35651).

5.1	Opinion of Reed Smith LLP, filed herewith.

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement), filed herewith.

23.2	Consent of KPMG LLP, filed herewith.

24.1	Powers of Attorney, filed herewith.

The Company hereby undertakes that it will submit or has submitted the 401(k) Plan, and all amendments thereto, to the United States Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and each filing of the 401(k) Plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of August, 2014.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Gerald L. Hassell
Gerald L. Hassell
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 14th day of August, 2014.

Signature	Title

/s/ Gerald L. Hassell	Director and Principal Executive Officer
Gerald L. Hassell

/s/ Thomas P. Gibbons	Principal Financial Officer
Thomas P. Gibbons

/s/ John A. Park	Principal Accounting Officer
John A. Park

*	Director
Ruth E. Bruch

*	Director
Nicholas M. Donofrio

*	Director
Jeffrey A. Goldstein

*	Director
Edmund F. Kelly

*	Director
Richard J. Kogan

*	Director
Michael J. Kowalski

*	Director
John A. Luke, Jr.

*	Director
Mark A. Nordenberg

*	Director
Catherine A. Rein

* William C. Richardson	Director

* Samuel C. Scott III	Director

* Wesley W. von Schack	Director

*	Craig T. Beazer, by signing his name hereto, does sign this document on behalf of the above-noted individuals, pursuant to the power of attorney duly executed by such individuals, which has been filed as an exhibit to this registration statement.

/s/ Craig T. Beazer
Name:	Craig T. Beazer
Attorney-in-Fact

SIGNATURES

THE BANK OF NEW YORK MELLON CORPORATION 401(k) SAVINGS PLAN

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of August, 2014.

THE BANK OF NEW YORK MELLON CORPORATION 401(K) SAVINGS PLAN

By:	/s/ Monique Herena
Monique Herena, Chairperson,
Benefits Administration Committee

By:	/s/ Thomas P. Gibbons
Thomas P. Gibbons, Chairperson,
Benefits Investment Committee

Exhibit Index

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of The Bank of New York Mellon Corporation (the “Company”), incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 2, 2007 (File No. 000-52710).

4.2	Amended and Restated By-Laws of the Company, as amended and restated on July 10, 2007 and subsequently amended on April 14, 2009, August 11, 2009, February 9, 2010, July 2, 2010, October 12, 2010 and October 8, 2013, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 8, 2013 (File No. 001-35651).

4.3	The Bank of New York Mellon Corporation Long-Term Incentive Plan, incorporated herein by reference to Exhibit A of the Company’s definitive proxy statement on Schedule 14A filed March 7, 2014 (File No. 001-35651).

5.1	Opinion of Reed Smith LLP, filed herewith.

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this registration statement), filed herewith.

23.2	Consent of KPMG LLP, filed herewith.

24.1	Powers of Attorney, filed herewith.